                                                                    Exhibit 20.2

                         IMPARTO SOFTWARE CORPORATION

                       UNAUDITED CONDENSED BALANCE SHEET
                                (In thousands)



                                                September 30, 1999
                                                -------------------
ASSETS
Current assets:
  Cash and cash equivalents....................       $ 2,549
  Accounts receivable, net.....................           466
  Prepaid expenses and other current assets....            48
                                                      -------
    Total current assets.......................         3,063
Property and equipment, net....................           365
Deposits.......................................           118
                                                      -------
    Total assets...............................       $ 3,546
                                                      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.....       $   592
  Current portion of long-term debt............           458
  Deferred revenue.............................           280
                                                      -------
    Total current liabilities..................         1,330
Long-term debt, net of current.................           125

Shareholders' equity:
  Convertible preferred stock..................         7,863
  Common stock.................................            89
  Accumulated deficit..........................        (5,861)
                                                      -------
    Total shareholders' equity.................         2,091
                                                      -------

Total liabilities and shareholders' equity.....       $ 3,546
                                                      =======


      See accompanying notes to unaudited condensed financial statements.

                         IMPARTO SOFTWARE CORPORATION

                 UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                                (In thousands)



                                                Nine Months Ended
                                                  September 30,
                                                -----------------
                                                  1999     1998
                                                -------  --------
Revenues, net:
  Licenses..............................        $   204  $    126
  Services..............................            477       697
                                                -------  --------
    Total revenues......................            681       823
Cost of revenues:
  Services..............................            805       471
                                                -------  --------
    Total cost of revenues..............            805       471
                                                -------  --------

Gross profit (loss).....................           (124)      352
Operating expenses:
Sales and marketing.....................          1,536       533
Research and development................          1,709       592
General and administrative..............            586       367
                                                -------  --------
    Total operating expenses............          3,831     1,492
                                                -------  --------

Loss from operations....................         (3,955)   (1,140)
Interest expense, net...................             16         1
                                                -------  --------

Loss before income taxes................         (3,971)   (1,141)
Benefit from income taxes...............             -        102
                                                -------  --------

Net loss................................         (3,971)   (1,039)
                                                =======  ========


      See accompanying notes to unaudited condensed financial statements.

                         IMPARTO SOFTWARE CORPORATION
                 UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                             Nine Months Ended
                                                               September 30,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Cash flows from operating activities:
  Net loss...............................................   $ (3,971)  $ (1,039)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Provision for doubtful accounts.....................         (26)         3
    Depreciation........................................          85         43
    Issuance of warrants................................           4         --
  Changes in assets and liabilities:
    Accounts receivable.................................        (316)        56
    Prepaid expenses and other current assets...........         (24)        13
    Other assets..........................................       (92)       (26)
    Accounts payable....................................         314         84
    Accrued liabilities.................................         (32)        82
    Deferred revenue......................................       260         20
                                                            --------   --------
    Net cash used in operating activities...............      (3,798)      (764)

Cash flows from investing activities-
  purchases of property and equipment...................        (287)      (111)

Cash flows from financing activities:
Proceeds from issuance of Convertible Preferred Stock,
  net of issuance costs.................................       4,589      1,119
Proceeds from issuance of Common Stock..................           3         --
Proceeds from issuance of note payable..................         187        195
Proceeds from issuance of long-term debt................         213         --
Repayments on long-term debt............................         (17)        --
Repurchase of common stock..............................          (1)        --
                                                            --------   --------

Net cash provided by financing activities...............       4,974      1,314

Net increase in cash and cash equivalents...............         889        439
Cash and cash equivalents at beginning of year..........       1,660        115
                                                            --------   --------

Cash and cash equivalents at end of year................     $ 2,549   $    554
                                                            ========   ========


      See accompanying notes to unaudited condensed financial statements.

                         IMPARTO SOFTWARE CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999 and 1998

1.   Unaudited Interim Financial Information

     The financial information as of September 30, 1999 and for the nine-month periods ended September 30, 1999 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the nine-months ended September 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

2.   Note Payable

In January 1999, the Company entered into an agreement with its bank to provide an additional $400,000 of working capital in the form of a note payable. The note is due for repayment in January 2000 and bears interest at the bank's prime rate plus 0.75%. The note is secured by the assets of the Company.

In June 1999, approximately $213,000 was renegotiated to a long term note due and payable over 36 months.

3.   Convertible Preferred Stock

During the nine months ended September 30, 1999, the Company issued 361,000 shares of Series C Convertible Preferred Stock at $1.00 per share and 2,287,000 shares of Series D Convertible Preferred Stock at $1.87 per share for proceeds of approximately $4.6 million, net of $55,000 issuance costs. The various rights and preferences of the Series D stock are similar to the Series A, B, and C Convertible Preferred Stock.

4.   Subsequent Events

Pursuant to a Merger Agreement dated December 12, 1999 between the Company and Primus, Primus issued 1,000,000 shares of Primus common stock, $.025 par value per share in exchange for each outstanding share of Imparto capital stock and all outstanding stock options and warrants to acquire Imparto common stock. The Merger will be accounted for as a pooling-of-interests business combination.